
<ARTICLE>                     5
<LEGEND>
The schedule contains summary financial  information  extracted from the balance sheet and  statement  of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                                   0000786622
<NAME>                                  KRUPP INSURED PLUS LIMITED PARTNERSHIP

<PERIOD-TYPE>                           9-MOS
<FISCAL-YEAR-END>                       DEC-31-2000
<PERIOD-END>                            SEP-30-2000
<CASH>                                    4,260,548
<SECURITIES>                             37,828,435<F1>
<RECEIVABLES>                               192,500
<ALLOWANCES>                                      0
<INVENTORY>                                       0
<CURRENT-ASSETS>                            217,401<F2>
<PP&E>                                            0
<DEPRECIATION>                                    0
<TOTAL-ASSETS>                           42,498,884
<CURRENT-LIABILITIES>                        15,003
<BONDS>                                           0
<PREFERRED-MANDATORY>                             0
<PREFERRED>                                       0
<COMMON>                                 42,282,651<F3>
<OTHER-SE>                                  201,230<F4>
<TOTAL-LIABILITY-AND-EQUITY>             42,483,881
<SALES>                                           0
<TOTAL-REVENUES>                          2,526,309<F5>
<CGS>                                             0
<TOTAL-COSTS>                                     0
<OTHER-EXPENSES>                            426,682<F6>
<LOSS-PROVISION>                                  0
<INTEREST-EXPENSE>                                0
<INCOME-PRETAX>                           2,099,627
<INCOME-TAX>                                      0
<INCOME-CONTINUING>                       2,099,627
<DISCONTINUED>                                    0
<EXTRAORDINARY>                                   0
<CHANGES>                                         0
<NET-INCOME>                              2,099,627
<EPS-BASIC>                                       0<F7>
<EPS-DILUTED>                                     0<F7>

<F1>Includes  Participating  Insured  Mortgages  ("PIMs") of  $18,898,092  and
    Mortgage-Backed  Securities  ("MBS") of $18,930,343.

<F2>Includes  prepaid  acquisition  fees and  expenses of $844,252  net of accumulated amortization of $705,143 and prepaid participation servicing fees of $331,052 net of accumulated amortization of $252,760.

<F3>Represents  total equity of General  Partners and Limited  Partners.
    General Partners deficit of ($251,329) and Limited Partners equity of $42,533,980.

<F4>Unrealized gains on MBS.

<F5>Represents interest income on investments in mortgages and cash.

<F6>Includes $73,699 of amortization of prepaid fees and expenses.

<F7>Net income  allocated  $62,989 to the General Partners and $2,036,638 to the Limited Partners. Average net income per Limited Partner interest is $.27 on 7,500,099 Limited Partner interests outstanding.


